Exhibit 10.2

EMPLOYMENT AGREEMENT

        This agreement, effective as of September 1, 2004 (the “Agreement”) is made by and between MEDICAL TECHNOLOGY SYSTEMS, INC., a Delaware corporation (the “Company”), and MICHAEL BRANCA, a resident of the State of Florida (the “Executive”).

BACKGROUND

        The Company desires to employ the Executive as the Company’s Chief Financial Officer, and the Executive desires to accept employment with the Company on the terms and conditions set forth below.

TERMS

1.	Employment

a.	The Executive agrees to accept employment with the Company, or one or more of the Company’s subsidiary corporations, to render the services specified in this Agreement subject to the terms and conditions of this Agreement. All compensation paid to the Executive by the Company or any subsidiary of the Company, and all benefits and perquisites received by the Executive from the Company or any of its subsidiaries, will be aggregated in determining whether the Executive has received the compensation and benefits provided for herein.

b.	Term. The term of this contract will commence on September 1, 2004, and will terminate March 31, 2007 unless the Agreement is terminated earlier as provided in this Agreement (the “Term”). Beginning April 1, 2007, the Term will automatically renew for successive one-year periods unless either party provides written notice of its decision not to extend the Term to the other party thirty (30) days prior to the termination of the Agreement.

2.	Duties.

a.	General Duties. The Executive will perform the duties and responsibilities assigned by the CEO subject to the authority of the Board of Directors.

b.	Full Time Employment. During the Term of this Agreement, and excluding any periods of vacation, family or sick leave, or holidays to which the Executive is entitled, the Executive will devote his full business time and energy to the business affairs and interests of the Company and its subsidiaries and will use his reasonable commercial efforts and ability to promote the interests of the Company and its subsidiaries. The Executive will diligently endeavor to promote the business affairs and interests of the Company and its subsidiaries and perform services contemplated by this Agreement in accordance with the policies established by the Board from time to time.

c.	Certain Permissible Activities. If expressly approved in advance by the Company in writing, the Executive may serve as a director of another non-competing company. The Executive may also (i) make and manage personal business investments of his choice, (ii) teach at educational institutions and deliver lectures, and (iii) serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association without seeking or obtaining approval by the Company so long as such activities and service do not materially interfere or conflict with the performance of his duties under this Agreement.

3.	Compensation and Expenses.

a.	Base Salary. In consideration for the services rendered by the Executive for the period September 1, 2004 through March 31, 2006 under this Agreement, the Company will pay the Executive an annual base salary in the total, gross amount of $190,000 (the “Base Salary”), payable in equal installments no less than semi-monthly.

b.	Base Salary Adjustment. The Board will have the sole discretion to annually increase the Base Salary. The Board will not decrease the Base Salary unless the Executive agrees in advance to the proposed decrease.

c.	Bonus. During the Term of this Agreement, the Executive will be eligible to receive bonus compensation in accordance with Exhibits A and B and on such terms as recommended by the Compensation Committee and approved by the Board. Exhibit A may be amended annually in accordance with the Company’s bonus program. The Executive will receive a prorated bonus for fiscal year 2005 in an amount equal to 50% of the Executive’s Base Salary actually paid during fiscal year 2005.

d.	Expenses. In addition to any compensation paid to the Executive pursuant to Section 3, the Company will reimburse, or advance funds to, the Executive for all reasonable, ordinary, and necessary travel or entertainment expenses incurred by him during the Term of this Agreement in accordance with the Company’s then-current policy.

4.	Benefits.

a.	Vacation. During the Term during of this Agreement, the Executive will be entitled to 20 vacation days annually (which will accrue and vest, except as set forth below on each April 1st) without loss of compensation or other benefits to which he is entitled under this Agreement.

The Executive will take his vacation at such times as the Executive may select and the affairs of the Company or any of its subsidiaries or affiliates may permit.

b.	Employee Benefit Programs. In addition to the compensation to which the Executive is entitled pursuant to the provisions of Section 3 of this Agreement, during the Term the Executive is eligible to participate in any stock option plan, stock purchase plan, pension or retirement plan, insurance or other employee benefit plan that is maintained at that time by the Company for its senior executive employees, including programs of life, disability, basic medical and dental, supplemental medical and dental insurance.

Notwithstanding any provision of this Agreement to the contrary, the Company will not be obligated to provide the Executive with any of the benefits contained in this Section 4 (b) if the Executive, for any reason, is or becomes uninsurable with respect to coverage relating to any such benefit(s).

c.	Automobile Allowance. During the Term of this Agreement, the Company will pay the Executive an additional $750.00 per month as an automobile allowance.

d.	Financial and Tax Planning. As additional consideration for the services provided by the Executive under this Agreement, the Company will reimburse the Executive for personal financial planning, tax preparation services, and accounting and legal fees related to such financial and tax planning, up to a maximum of $2,000 per year during the Term of the Agreement.

e.	Relocation. If, while employed by the Company, the Executive relocates his primary residence on or before September 1, 2008, the Company will reimburse the Executive for incurred relocation expenses up to $30,000.

5.	Termination.

a.	Termination for Cause. The Company may terminate the Executive’s employment pursuant to this Agreement at any time for Cause and the termination will become effective immediately at the time the Company provides written notice to the Executive. If the Company decides to terminate the Executive’s employment under this Agreement for Cause, the Company will have no further obligations to make any payments to the Executive under this Agreement, except that the Executive will receive any unpaid accrued Base Salary through the date of termination of employment. Upon termination for Cause, the Executive will not be entitled to any Annual Bonus or Long Term Incentive Bonus payments other than those becoming due and payable prior to the termination date. For purposes of this Agreement, the term “Cause” will mean:

(i)	the Executive’s conviction of a felony;

(ii)	any act of theft, dishonesty, or insubordination by the Executive regardless of whether the Executive’s theft, dishonesty, or insubordination affects the Company or its business in any way;

(iii)	the Executive’s conviction of misappropriating assets or otherwise defrauding the Company or any of its subsidiaries or affiliates;

(iv)	the Executive’s alcoholism or drug abuse that substantially impairs the ability of the Executive to perform the Executive’s duties hereunder;

(v)	gross negligence by the Executive in the performance of his duties under this Agreement that results in material damage to the Company or any affiliate;

(vi)	intentional or reckless conduct by the Executive that results in material damage to the Company;

(vii)	the committing by the Executive of an act involving moral turpitude that results in material damage to the Company;

(viii)	a material breach by the Executive of any provision of this Agreement, or failure to follow the written policies of the Company , which is not cured or corrected within thirty (30) days after receiving written notice of such breach or failure; or

(ix)	the Executive’s failure to follow the specific instructions of the Chief Executive Officer or Board of Directors within thirty (30) days after receiving written notice of such instruction.

b.	Death or Disability. This Agreement and the Company’s obligations under this Agreement will terminate upon the death or total disability of the Executive. For purposes of this Section 5(b), “total disability” means that for a period of six consecutive months in any twelve-month period the Executive is incapable of substantially fulfilling the duties set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease as determined by an independent physician mutually acceptable to the Company and the Executive. If the Agreement terminates due to the death or disability of the Executive, the Company will pay the Executive or his legal representative any unpaid accrued Base Salary through the date of termination of employment (or, if terminated as a result of a disability, until the date upon which the disability policy maintained pursuant to Section 4 (b) (ii) begins payment of benefits) plus any other compensation that may be earned and unpaid. If the Agreement is terminated because of death or disability of the Executive, any obligations that the Executive may owe the Company for repayment of loans or other amounts will be forgiven.

c.	Voluntary Termination. The Executive may elect to terminate this Agreement by delivering written notice to the Company sixty (60) days prior to the date on which termination is elected. If the Executive voluntarily terminates his employment the Company will have no further obligations to make payments under this Agreement, except that the Company will pay to the Executive any unpaid accrued Base Salary through the date of voluntary termination of employment. The Executive will not be entitled to any Annual Bonus or Long Term Incentive Bonus payments other than those becoming due and payable prior to the voluntary termination date.

d.	Termination Without Cause. If the Executive is terminated for any reason other than by death, disability, for Cause, or due to the Executive’s voluntary resignation of employment, the Company will have no further obligation to make payments under this Agreement, except that the Company will pay to the Executive any unpaid accrued Base Salary through the date of termination of employment. If the Executive is terminated without cause, the Company will pay to the Executive severance in an amount equal to (2.99) times the Executive’s then current Base Salary. The severance will be paid to the Executive in equal installments consistent with the current payment schedule of the Executive’s Base Salary. The Company will also pay to the Executive any Long Term Incentive Bonus earned during the fiscal year of the Executive’s termination.

6.	Restrictive Covenants.

a.	Competition with the Company. The Executive covenants and agrees that, during the Term of this Agreement and for two (2) years after termination of the Agreement for any reason, the Executive will not, without the prior written consent of the Company or its successor, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent) , compete with the Company. Notwithstanding this restriction, the Executive will be entitled during the term of this Agreement and for the two years following termination of this Agreement for any reason, to invest in stock of competing public companies so long as his ownership is less than 5% of such company’s outstanding shares.

b.	Restrictions Governing Disclosure of Confidential Information. The Executive agrees that during the Term of the Agreement, and for a period of two (2) Years following the termination of the Agreement, for any reason, the Executive will (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary, or confidential nature, of or concerning the Company and its operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information (collectively hereinafter referred to as “Confidential Information”), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Company and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information is not shown, copied or disclosed to third parties, without the prior written consent of the Company, and (iv) observe all security policies implemented by the Company from time to time with respect to the Confidential Information. If the Executive is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Executive will provide the Company with prompt notice of such request or order so that the Company may seek to prevent disclosure.

c.	Subversion, Disruption or Interference. During the Term of the Agreement, and for a period of two (2) years following the termination of the Agreement for any reason, the Executive will not, directly or indirectly, solicit, interfere, induce, influence, combine or conspire with, or attempt to interfere, solicit, induce, influence, combine or conspire with, any of the Company’s employees, sponsors, or consultants to terminate their relationship with, or compete or ally against, the Company or any of the subsidiaries or affiliates of the Company in the business in which the Company or any one of its subsidiaries or affiliates is presently engaged. The Executive also agrees not to make any disparaging remark or comment about the Company or its products or services, or any of its subsidiaries or affiliates, or their officers, directors, or employees.

d.	Enforcement of Restrictions. The parties agree that any violation by the Executive of the covenants contained in this Section will cause irreparable damage to the Company or any of its subsidiaries and affiliates and may, as a matter of course, be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law. In addition, if the Executive breaches any provision in this section, the Company will immediately cease the payment of any unpaid severance and the Executive will immediately repay to the Company all severance already paid.

7.	Change of Control.

a.	For the purposes of this Agreement, a “Change of Control” will be deemed to have taken place if (a) any person, other than the JADE Partnership or the Siegel Family Revocable Trust, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of the Company’s securities, following full execution of this Agreement, having more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company; provided, however, that a Change of Control will not be deemed to have occurred if the person who becomes the owner of more than 50% of the combined voting power of the Company is Todd E. Siegel or an entity (or entities) controlled by Todd E. Siegel and (b) as a result of the Change of Control, the Directors in office immediately prior to the Change of Control, including nominees for any vacancies that may exist, constitute 50% or less of the Board of Directors of the Company in office after the Change of Control.

b.	The Company and the Executive agree that, if the Executive is in the employ of the Company on the date on which a Change of Control occurs (the “Change of Control Date”) , the Company will continue to employ the Executive and the Executive will remain in the employ of the Company for the period commencing on the Change of Control Date and ending on the expiration of the Term, to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date. If, after a Change of Control, the Executive is requested, and, in his sole and absolute discretion, consents to change his principal business location more than 50 miles beyond the location of the Company’s headquarters in Pinellas County, Florida, the Company will reimburse the Executive for his relocation expenses, including without limitation, moving expenses, temporary living and travel expenses for a time while arranging to move his residence to the changed location, closing costs, if any, associated with the sale of his existing residence and the purchase of a replacement residence at the changed location, plus an additional amount representing a gross-up of any state or federal taxes payable by the Executive as a result of any such reimbursements. If the Executive will not consent to change his business location, the Executive may continue to provide the services required of him under this Agreement in Pinellas County, Florida and the Company will continue to maintain an office for the Executive at that location similar to the Company’s office prior to the Change of Control Date.

c.	During the remaining Term after the Change of Control Date, the Company will (i) continue to honor the terms of this Agreement, including as to Base Salary and other compensation set forth in Section 3, and (ii) continue employee benefits as set forth in Section 4 at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefits).

d.	If within 12 months after the Change of Control Date, (i) the Executive’s employment is terminated by the Company other than for Cause (as defined in Section 5(a)), or (ii) there is a material reduction in the Executive’s compensation or employment related benefits, or a material change in the Executive’s status, working conditions or management responsibilities, or a material change in the business objectives or policies, the Executive will receive, subject to the provisions of subparagraph (e) below, severance in an amount equal to (2.99) times the Executive’s current Base Salary, the Executive’s entire Long Term Incentive Bonus, and all of the Executive’s unvested and unexercised options will immediately become vested and exercisable.

e.	In the event that the payments and benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 7.e., would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s payments and benefits shall be reduced to such extent necessary to result in no portion of such benefits being subject to excise tax under Section 4999 of the Code. Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined, the Company, in consultation with the Executive, shall determine which amounts to reduce. Any determination required under this Section 7.e. shall be made in writing by the Company’s independent public accounting firm as in effect immediately prior to the change of control (the “Accounting Firm”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7.e., the Accountants may, after taking into account the information provided by the Executive, make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 7.e.

8.	Assignability. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign will acquire all or substantially all of the assets and business of the Company. The Executive’s rights and obligations under this Agreement may not be assigned or alienated and any attempt to do so by the Executive will be void and constitute a material breach hereunder.

9.	Indemnification. The Company and the Executive acknowledge that the Executive’s service as an officer of the Company exposes the Executive to risks of personal liability arising from, and pertaining to, the Executive’s participation in the management of the Company. The Company will defend, indemnify and hold harmless the Executive from any actual cost, loss, damages, attorneys fees, or liability suffered or incurred by the Executive arising out of, or connected to, the Executive’s service as an officer of the Company or any of its current, former, or future subsidiaries to the fullest extent allowed by law. The Company will not have any obligation to the Executive under this section for any loss suffered if the Executive voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to such loss without the approval of the Company. Within thirty days after the Executive receives notice of any claim or action which may give rise to the application of this section, the Executive will notify the Company in writing of the claim or action. The Executive’s failure to timely notify the Company of the claim or action will relieve the Company from any obligation to the Executive under this section.

10.	Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement will be considered divisible as to such provision and such provision will be inoperative in such state or jurisdiction and will not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement will be valid and binding and of like effect as though such provision were not included.

11.	Prior Employment Agreements. The Executive represents that he has not executed any agreement with any previous employer which may impose restrictions on his employment with the Company.

12.	Notice. Notices given pursuant to the provisions of this Agreement will be sent by certified mail, postage prepaid, or by overnight courier, or telecopier to the following addresses:

If to the Company:

Medical Technology Systems, Inc. 12920-M Automobile Blvd. Clearwater, FL 34622

If to the Executive:

Michael Branca 5402 Burnt Hickory Drive Valrico, Florida 33594

         Either party may, from time to time, designate any other address to which any such notice to it or him will be sent. Any such notice will be deemed to have been delivered upon the earlier of actual receipt or four days after deposit in the mail, if by certified mail.

13.	Miscellaneous.

a.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Florida.

b.	Venue. Any action filed to enforce this Agreement will be filed in Pinellas County, Florida or the United States District Court for the Middle District of Florida, Tampa Division.

c.	Waiver/Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party will not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

d.	Attorney’s Fees. In the event any action is commenced to enforce any provision of this Agreement, the prevailing party will be entitled to reasonable attorneys fees, costs, and expenses.

e.	Entire Agreement. This Agreement, and the attached Exhibits, comprise the entire agreement between the Executive and the Company. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination, or attempted waiver will be valid unless it is in writing and is executed by both of the parties.

f.	Counterparts. This Agreement may be executed in counterparts, all of which will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

WITNESSES:	EXECUTIVE

MICHAEL BRANCA
Print Name:

Print Name:

COMPANY

MEDICAL TECHNOLOGY SYSTEMS, INC.,
a Delaware Corporation

Print Name:	By:

	Print Name:	Todd Siegel

Print Name:	As:	President

EXHIBIT A

Annual Bonus

The executive shall receive an annual bonus determined as follows:

1.	Annual base salary times 50% (“Bonus Base”).

2.	Bonus Base times % of Bonus Base as provide below.*

•	The bonus compensation schedule shall be adjusted for each fiscal year no later than June 30th of the new fiscal year.

•	The annual bonus shall be payable no later than June 30th following the fiscal year ending March 31st. The Company may at it option, elect to make payments prior to June 30 of any year.

*As provided on attached schedule.

A-1

EXHIBIT B

Long-Term Incentive Bonus

1.	Each executive will earn a long-term incentive bonus based upon the average return on capital achieved by the company over a three-year time period.

2.	Return on capital is the percentage derived by dividing the net income available to common shareholders for each fiscal year by the total long-term capital invested in the company at the end of each fiscal year.

3.	Long-term capital is the sum of (1) stockholders equity; and (2) total long-term debt, minus the amount borrowed on the revolving line of credit.

4.	The amount of the long-term incentive bonus is determined based upon the following formula.

(Annual Salary x 30%) x Percentage of Bonus Earned

5.	Percentage of Bonus Earned is determined based upon the average return on capital achieved as follows:

Average ROC Achieved	Percentage of Bonus Earned

16.0%-20.0%	25.0%
21.0%	50.0%
21.6%	55.0%
22.2%	60.0%
22.8%	65.0%
23.4%	70.0%
24.0%	75.0%
24.6%	80.0%
25.2%	85.0%
25.8%	90.0%
26.4%	95.0%

27.0%	100.0%

If 3-Year Average ROC Exceeds Target ROC

27.6%	105.0%
28.2%	110.0%
28.8%	115.0%
29.4%	120.0%
30.0%	125.0%
30.6%	130.0%
31.2%	135.0%
31.8%	140.0%
32.4%	145.0%
33.0%	150.0%

6.	The average ROC is determined at the end of each fiscal year and paid to the executive as follows:

a.	For each fiscal year ending March 31, one-third (1/3) of the LTIB earned shall be paid no later than June 30, of the following fiscal year; one-third (1/3) no later than June 30, of the second following fiscal year; and one-third (1/3) no later than June 30, of the third following fiscal year.

b.	Executive must be employed with the company to receive unvested LTIB unless terminated according to Paragraph 7 of the Employment Agreement.

B-1